SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO ?240.13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO ?240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

 (Amendment No.)*


InfraREIT, Inc.
______________________________

 (Name of Issuer)

Common Stock, $0.01 par value
______________________________

 (Title of Class of Securities)

45685L100
______________________________
(CUSIP Number)

December 31, 2015
_______________________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                  ( )   Rule 13d-1(b)
                                  (x)  Rule 13d-1(c)
                                  ( )   Rule 13d-1(d)

________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following page(s))








1.	NAME OF REPORTING PERSONS

       Teachers Insurance and Annuity Association of America

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ( )
       (b) ( )


3.	SEC USE ONLY


4.	CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

       5.	SOLE VOTING POWER			5,576,235

       6.	SHARED VOTING POWER			0

       7.	SOLE DISPOSITIVE POWER			5,576,235

8.	SHARED DISPOSITIVE POWER		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,576,235

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (  )


11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
12.8%

12.	TYPE OF REPORTING PERSON

       IC













Item 1(a).	NAME OF ISSUER:

                    InfraREIT, Inc.

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

       1807 Ross Avenue
       4th Floor
       Dallas, Texas 75201

Items 2(a)-2(c).	NAME, ADDRESS OF PRINCIPAL BUSINESS OFFICE, AND
CITIZENSHIP OF PERSONS FILING:

       Teachers Insurance & Annuity Association of America
       730 Third Ave
       New York, New York 10017
                    Citizenship:  New York

Item 2(d).	TITLE OF CLASS OF SECURITIES:

                    Common Stock, $0.01 par value per share

Item 2(e).	CUSIP NUMBER:  45685L100

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b)
or (c), CHECK WHETHER THE PERSON FILING IS A:

 (a)	( )	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	( )	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	( )	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
(d)	( )	Investment Company registered under Section 8 of the Investment Company
		Act of 1940.
(e)	( )	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)	( )	An employee benefit plan or endowment fund in accordance with Rule
		13d-1(b)(1)(ii)(F).
(g)	( )	A parent holding company or control person in accordance with Rule
		13d-1(b)(1)(ii)(G).
(h)	( )	A savings association as defined in Section 3(b) of the Federal
		Deposit Insurance Act.
(i)	( )	A church plan that is excluded from the definition of an
investment company under Section 3(c)(14) of the Investment Company
Act of 1940.
(j)	( )	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  (  )



Item 4.		OWNERSHIP

       (a)  Aggregate amount beneficially owned:  5,576,235

       (b)  Percent of class:  			     12.8%

(c)	Number of shares as to which person has:

(i)	Sole Voting Power:		5,576,235

(ii)	Shared Voting Power:		0

(iii)	Sole Dispositive Power:		5,576,235

(iv)	Shared Dispositive Power:	0


Item 5.		OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.


Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

	Not Applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY OR CONTROL PERSON.

	Not Applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

	Not Applicable.


Item 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





       SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2016

       By:  /s/ Clay Burns
       Director, Investment Accounting


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